Exhibit 10.20

January 31, 2025

Michael Gordon

Re: Advisory Services to MongoDB, Inc. Dear Mr. Gordon:
This letter agreement is to confirm our understanding with respect to your role as an advisor to MongoDB, Inc. (“MongoDB”). MongoDB looks forward to a continued mutually beneficial association with you on the following terms, which are hereby made effective as of February 1, 2025, the date following the effective date of your resignation as Chief Financial Officer and Chief Operating Officer (the “Effective Date”) and will continue for a period of three months (“Term”) after which time the Term will automatically expire unless extended by mutual written agreement signed by both parties. Prior to termination, the Term may be renewed for additional three-month periods upon mutual written agreement of the parties.

1.Informal Management Consultations. Effective as of the Effective Date, you will serve as a consultant of MongoDB, serving as operating and financial advisor. You agree to provide historical and forward-looking advice to MongoDB on an as needed basis. From time to time, members of MongoDB’s management may contact you informally to seek your advice relating to MongoDB’s business. You agree to be available to MongoDB’s management for consultations by telephone, e-mail, virtually, or in person, as your time and other business activities permit.

2.Compensation. This is considered an honorary position so no compensation or equity will be exchanged. However, for purposes of any outstanding equity or equity-based awards that are solely subject to service-based vesting requirements as of the Effective Date granted under the MongoDB, Inc. 2016 Equity Incentive Plan (the “Outstanding Awards”), for the duration of this letter agreement, as long as you continue to provide services to MongoDB under the terms of this letter agreement, you will be treated as not having experienced an interruption in your Continuous Service (as defined in the MongoDB, Inc. 2016 Equity Incentive Plan) and you will continue to vest in such Outstanding Awards. Upon a termination of service as set forth in Section 8, you will no longer be considered to be in Continuous Service and you will no longer continue to vest in any such Outstanding Awards. Except for your continued vesting of the Outstanding Awards, your accrued rights under any MongoDB benefit plans, and any other payments or benefits required to be paid or provided by law, you agree that you will not be entitled to any additional compensation from MongoDB, including any salary, bonus or incentive compensation, leave, severance or separation pay, or other remuneration or benefits of any kind, other than as set forth in this letter agreement.

3.Material Non-public Information. As part of your role under this Agreement, you might be the recipient of material non-public information about MongoDB. You agree to continue to comply with United States securities laws with respect to the confidentiality and/or disclosure of such information.

4.Independent Contractor. Your relationship with MongoDB will be that of an independent contractor, and you will not be an agent, employee or representative of MongoDB. You understand that you will have no authority to enter into contracts or create obligations on behalf of MongoDB. Accordingly, you acknowledge that you will not be eligible for any employee benefits maintained by MongoDB.

Exhibit 10.20
5.Property of MongoDB. For purposes of this letter agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by you alone or with others that result from or that are made, conceived or developed in connection with the services you provide to MongoDB pursuant to this letter agreement. You hereby irrevocably transfer and assign to MongoDB any and all of your right, title and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets, trademarks and moral rights. You agree: (a) to disclose promptly in writing to MongoDB all Designs and Materials; (b) to cooperate with and assist MongoDB to apply for, and to execute any applications and/or assignments to obtain, any patent, copyright, trademark or other legal protection for Designs and Materials in MongoDB’s name as MongoDB deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined below.

6.Confidential Information. You recognize that, in the course of performing your services under this letter agreement, you may acquire information and materials from MongoDB and knowledge about information of a confidential or secret nature concerning MongoDB, including without limitation, knowledge about MongoDB’s business, products and planned products, marketing plans, financial information, forecasts, personnel, customers, clients, suppliers, experimental work and programming techniques. All such knowledge, information and materials acquired, the existence, terms and conditions of this letter agreement, and all Designs and Materials, are and will be the trade secrets and confidential and proprietary information of MongoDB (collectively, the “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of yours or that MongoDB regularly gives to third parties without restriction on use or disclosure. You agree to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise (including without limitation lecturing upon or publishing articles concerning Confidential Information), except in performing your obligations under this letter agreement, and not to allow any unauthorized person access to it. You agree to return to MongoDB promptly upon request, and in any event after termination or expiration of this letter agreement, any and all records, paper, media or other embodiment containing any Confidential Information. Notwithstanding the foregoing, nothing in this letter agreement precludes or otherwise limits your ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) or self-regulatory organization regarding possible legal violations, without disclosure to MongoDB. You do not need the prior authorization of MongoDB to make any such reports or disclosures, and you shall not be required to notify MongoDB that such reports or disclosures have been made. MongoDB may not retaliate against you for any of these activities, and nothing in this letter agreement requires you to waive any monetary award or other relief that you might become entitled to from the SEC or any other Government Agency. Pursuant to Section 7 of the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (i) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, and without limiting the preceding sentence, if you file a lawsuit for retaliation by MongoDB for reporting a suspected violation of law, you may disclose the trade secret to your attorney and may use the trade secret information in the court proceeding, if you (x) file any document containing the trade secret under seal and (y) do not disclose the trade secret, except pursuant to court order. Nothing in this letter agreement is intended to conflict with 18 U.S.C. §1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such Section.

7.Conflicts of Interest. You hereby represent that the obligations contemplated hereby do not, in any way, conflict with any other agreement and/or commitment on your part. You agree to inform MongoDB promptly and in writing if any such conflict arises. You agree that you will not disclose to MongoDB any proprietary information that you currently have obtained, or may obtain in the future, from any other individual or organization.

Exhibit 10.20
8.Termination. This agreement shall not be terminated prior to April 1, 2025. Following April 1, 2025, either you or MongoDB may terminate this letter agreement on delivery of thirty (30) days prior written notice to the other party. The provisions of Sections 4, 5, 6, 7, 8, 9, and 10 of this letter agreement will survive any expiration or termination of this letter agreement.

9.Interpretation. The terms contained in this letter agreement are subject to interpretation under the laws of the State of New York, without giving effect to that body of laws pertaining to conflict of laws and can be amended only in a signed writing and by joint agreement of both you and MongoDB. If any provision of this letter agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such provision cannot be so enforced, such provision shall be stricken from this letter agreement and the remainder of this letter agreement shall be enforced as if such invalid, illegal or unenforceable provision had (to the extent not enforceable) never been contained in the letter agreement. This letter agreement constitutes the complete and exclusive understanding and agreement of you and MongoDB and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof; provided that, at all times in the future, you will remain bound by the terms of any agreements between you and MongoDB containing restrictive covenants, including with respect to non-competition, non-solicitation, and confidentiality covenants, to the extent permitted under applicable law. This letter agreement may be executed in two or more counterparts, including by facsimile or electronic signature transmission, with the same force and effect as if each of the signatories had executed the same instrument.

10.Cooperation. You agree that you will provide reasonable cooperation with and assistance to MongoDB in connection with the defense or prosecution of any claim that may be made against or by MongoDB, or in connection with any ongoing or future investigation or dispute or claim of any kind involving MongoDB, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings are related to services performed or required to be performed by you, knowledge possessed by you, or any act or omission by you. MongoDB will reimburse you for reasonable related expenses in connection with such cooperation.

11.Binding Nature. This Agreement shall be binding upon and inure to the benefit of you and MongoDB and their respective successors and permitted assigns. This Agreement may be assigned by MongoDB to any affiliate of MongoDB and to a successor of its business to which this Agreement relates (whether by purchase or otherwise).

12.Taxes. All payments under this letter agreement will be subject to all deductions required by law, including applicable taxes and withholdings. In accordance with its normal payroll practices, MongoDBwill mail to your home address in MongoDB’s records any tax reporting forms it prepares in accordance with any payments made to you, at such time as those forms are prepared and/or filed. You will be solely responsible and liable for any taxes owed on any payments or benefits made or provided to you under this letter agreement, except for taxes MongoDB believes it has an obligation to withhold from any such payments or benefits.

13.Section 409A. The intent of the parties is that payments and benefits under this letter agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Letter Agreement shall be interpreted to be in compliance with Code Section 409A; provided, that MongoDB does not guarantee to you any particular tax treatment with respect to this letter agreement and any payments hereunder.

If the foregoing represents your understanding of your role as an advisor to MongoDB, please sign below and return the executed letter agreement to me. The enclosed copy is for your files. Once again, we appreciate your interest in MongoDB and look forward to a stimulating and mutually beneficial association with you.

Exhibit 10.20
Very truly yours,

By:    /s/ Andrew Stephens
Andrew Stephens General Counsel

AGREED AND CONSENTED TO:

By:    /s/ Michael Gordon
Michael Gordon